Exhibit 10.1

October 16, 2013

Re:	Purchase Agreement Bureau of Land Management Leases UTU-85125, and UTU-85129 Beaver County, Utah

Gentlemen:

This letter serves as the purchase agreement wherein Virtus Oil & Gas, whose address is The Gas Tower, 555 W 5th St., 31st Floor, Los Angeles, CA 90013 (“BUYER”), agrees to purchase all of the right, title and interest of Pioneer Oil and Gas (“PIONEER”) as described herein in the 4,149.70 gross and net acres in the oil and gas leases listed on Exhibit “A” and attached hereto, and by this reference, made a part hereof (the “Leases”) under the following terms and conditions:

1.       Time is of the essence to this Agreement. All funds paid by Buyer until the total purchase price is paid along with the reimbursement of rentals on the Leases will be non refundable and will be deemed liquidated damages in the event Buyer fails to pay the full purchase price within the time allotted for under this Agreement. PIONEER shall have no other remedy against BUYER for failure to make payments when due then retention of any funds previously paid by BUYER. In the event, BUYER fails to make any payments within the time prescribed under paragraph 3 herein this Agreement shall terminate between the parties hereto.

2.        BUYER agrees to pay to PIONEER a total purchase price of Four Hundred and Sixty Thousand Dollars (the “Total Purchase Price”) for a conveyance to BUYER by PIONEER of all depths and formations under the Leases, subject to the retention of an overriding royalty interest by PIONEER equal to the difference between 20.00% and the amount of the total royalty and overriding royalty or similar burden on the Leases existing of record as of Closing. The reserved overriding royalty interest shall be calculated and paid in the same manner as the landowner’s royalty is calculated. It is the intent between PIONEER and BUYER for PIONEER to deliver a 100% working interest and an 80.00% net revenue interest in the Leases.

1206 W. South Jordan Parkway • Unit B •South Jordan, Utah 84095 • (801) 566-3000 • Fax: (801) 446-5500

3.       The Total Purchase Price in United States Currency of $460,000 shall be paid by BUYER to PIONEER in US currency as follows:

       a. The first payment shall be paid on or before October 25, 2013, in the amount of Thirty Thousand Dollars ($30,000).

       b. The second payment shall be paid on or before December 25, 2013, in the amount of Thirty Thousand Dollars ($30,000).

       c. The third payment shall be paid on or before February 25, 2014 in the amount of One Hundred Thousand Dollars ($100,000).

       d. The fourth payment shall be paid on or before April 25, 2014 in the amount of One Hundred Thousand Dollars ($100,000).

       e. The fifth payment shall be paid on or before June 25, 2014 in the amount of One Hundred Thousand Dollars ($100,000).

       e. The final payment shall be paid on or before August 25, 2014 in the amount of One Hundred Thousand Dollars ($100,000).

       All payments made shall be subject to the terms of paragraph 1 herein and shall be deemed nonrefundable as liquidated damages and not as a penalty until the Total Purchase Price is paid by BUYER within the time frames set forth above. BUYER may pay the Total Purchase Price earlier than required without penalty (subject to paragraph 6 herein), and upon payment of the Total Purchase Price, Closing shall occur as soon as possible. BUYER shall make all payments by wire to PIONEER using the following wiring instructions:

Pioneer Oil and Gas

Zions First National Bank

Headquarters Office

One Main Street

Salt Lake City, Utah 84111

ABA Routing No. 124000054

Account No. 002 21102 7

Swift Code: ZFNB US55

Employer Identification Number 87-0365907

4.        PIONEER will pay all rentals due on any of the Leases before Closing and will bill BUYER for the entire cost of the rentals. All the Leases have rentals due on January 1, 2015 at a $2.00 per net acre. BUYER will have 30 days from the receipt of the invoice for the rentals to reimburse PIONEER for the entire cost of the rentals paid by PIONEER. Prior to closing BUYER will have paid the Total Purchase Price for the Leases and reimbursed PIONEER for all rentals PIONEER paid on behalf of BUYER for the Leases.

5.       At closing, which shall be no later than September 15, 2014, title to the Leases shall be conveyed to BUYER using the BLM’s standard assignment forms for such type of assignments and shall be free and clear of all liens, mortgages, encumbrances or other adverse claims, and BUYER shall have paid the Total Purchase Price and reimbursed PIONEER for any rentals paid on the Leases by PIONEER during the term of this Agreement. PIONEER hereby warrants title to the Leases against the claims of all persons claiming by, through, or under PIONEER and not otherwise. Prior to Closing BUYER shall review the assignments on the Leases as to form and review title to the Leases to its satisfaction. BUYER will forward the assignments for approval and recordation in the appropriate county, and BLM offices. After recording or governmental approval, as applicable, BUYER will forward to PIONEER a copy of the recorded instrument and/or a copy of the approved governmental assignment form.

6.       AT THE PRESENT, FALCON EXPLORATION COMPANY OF WICHITA, KANSAS IS DRILLING OR EVALUATING A WELL WITHIN A MILE OF SOME OF THE ACREAGE LISTED IN EXHIBIT A BELOW, NAMED THE 1 FALCON WELL (API 43-001-50001). IN THE EVENT, THE 1 FALCON WELL IS DEEMED A COMMERCIAL WELL BY PRODUCING OIL OR NATURAL GAS AND PIONEER IS MADE AWARE OF THE FACT THAT THE WELL IS PRODUCING IN COMMERCIAL QUANTITIES, PIONEER SHALL RETURN ANY FUNDS PAID UNDER THIS AGREEMENT TO BUYER AS SOON AS POSSIBLE AND THIS AGREEMENT SHALL BE TERMINATED AND RENDERED NULL AND VOID BETWEEN THE PARTIES HERETO. IN THE EVENT, THE 1 FALCON WELL IS NOT A COMMERCIAL WELL AND DEEMED A DRY HOLE, THIS AGREEMENT SHALL REMAIN IN FULL FORCE AND EFFECT AND THIS PARAGRAPH 6 SHALL NOT EFFECT ANY OF THE OTHER TERMS AND CONDITIONS UNDER THIS AGREEMENT.

7.       In the event that BUYER desires to surrender in whole or part any of the Leases by non-payment of delay rentals, BUYER agrees to give PIONEER written notice of at least 60 days prior to the surrender date. PIONEER shall then have fifteen (15) days from receipt of such notice, to deliver its written election to BUYER as to whether PIONEER desires to receive a reassignment of such portion of said Lease(s) to be surrendered. In the event, PIONEER does not agree to the surrender, BUYER shall assign all interest conveyed pursuant to this agreement on the Lease(s) to PIONEER absolutely free and clear of any liens, overriding royalty or other encumbrances of any kind whatsoever other than those in existence at the time of this agreement or placed thereon under the terms of this agreement.

Failure by PIONEER to timely make said election shall constitute an election to reject such reassignment.

8.        PIONEER shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be reasonably necessary or advisable to carry out the purposes and intent of this agreement.

If the terms of the foregoing letter agreement meet with your approval, please so indicate by signing below and returning one original of this letter agreement to my attention.

Sincerely,

/s/ Gregg B. Colton

Gregg B. Colton
Vice President

Accepted and Agreed to this 19th day of

October, 2013.

BUYER: /s/ Daniel Mark Ferris

By: Daniel Mark Ferris

Its: CEO, Virtus Oil & Gas

EXHIBIT A

		Lease Number/
Legal Description	Acreage	Expiration Date

1. Township 27 South, Range 7 West,	2231.39	UTU85125
Section 24: All		1/1/2017
Section 25: Lots 1-11, NW/4NE/4,
N/2NW/4, SW/4NW/4, W/2SW/4
Section 26: All
Section 35: N/2, N/2SW/4, SW/4SW/4

2. Township 28 South, Range 7 West,	1918.31	UTU85129
Section 17: All		1/1/2017
Section 18: Lots 1-4, NE/4, E/2W/2,
N/2SE/4
Section 19: Lot 1, NE/4NE/4, S/2NE/4
SE/4
Section 20: N/2, W/2SW/4

Total Acreage		4,149.70

Located in Beaver County, Utah